UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — June 27, 2008
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
On June 27, 2008, Oncor Electric Delivery Company LLC (“Oncor”) filed for a rate review with the Public Utility Commission of Texas (PUC) and 204 cities, as previously committed to in an agreement with state leaders and other important stakeholders and required by a related PUC order. If approved as requested, this review would result in an aggregate annual rate increase of approximately $275 million. The PUC, cities and other participating parties, with input from Oncor, are expected to set a schedule for consideration of Oncor’s request. A resolution of Oncor’s proposed increase is expected to occur in 2009. Upon such resolution, any resulting rate changes will commence.
This report contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Oncor’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in Oncor’s SEC filings, the forward-looking statements in this release could be affected by, among other things: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements; and changes in business strategy. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
	Name:	Richard C. Hays
	Title:	Controller
Date: July 3, 2008

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